COMMON STOCK PURCHASE AGREEMENT

     This Agreement is made as of the 22nd day of September, 2004 between Neuberger Berman Real Estate Income Fund Inc., a Maryland corporation ("Real Estate Fund"), and Neuberger Berman, LLC, a Delaware limited liability company ("Buyer").

     WHEREAS, Buyer wishes to invest $3,000,003 (three million three dollars) in the common stock ($0.0001 par value) of Real Estate Fund at a price equal to the net asset value per share as of 4:00 p.m. on September 22, 2004;

     NOW, THEREFORE, the parties hereto agree as follows:

     1.   Simultaneously  with  the  execution  of  this  Agreement,   Buyer  is
          delivering to Real Estate Fund funds in the amount of $3,000,003 (three million three dollars) (the "Payment").

     2. Upon receipt of said payment and upon approval of this transaction by the Board of Directors of Real Estate Fund, Real Estate Fund shall issue to Buyer 139,535 shares of its common stock ($0.0001 par value) (the "Shares") at a price of $21.50 per share.

     3. If the Board of Directors of Real Estate Fund does not approve the sale of the Shares to Buyer pursuant to this Agreement by September 27, 2004, Real Estate Fund shall promptly return the Payment to Neuberger Berman, LLC in full.

     4. Buyer agrees that it is purchasing the Shares for investment purposes and has no present intention of redeeming, reselling or distributing the Shares.

     5. Buyer agrees that it is relying solely on its own information and advisers and is not looking to Real Estate Fund to provide any further information or to advise Buyer.

     6. Upon written demand by the Purchaser, the Fund will take all reasonable steps necessary and appropriate to register the Shares for sale to public.

     Executed as of the date first set forth above.

                  Neuberger Berman Real Estate Income Fund Inc.

                     /s/ Peter E. Sundman
                  -----------------------------------------------------
                  Name:  Peter E. Sundman
                  Title: Chief Executive Officer


                  Neuberger Berman, LLC

                     /s/ Robert Conti
                  -----------------------------------------------------
                  Name:  Robert Conti
                  Title: Senior Vice President